EXHIBIT 1.1

VOLCOM, INC.
· Shares of Common Stock
UNDERWRITING AGREEMENT
Dated: · , 2005

Table of Contents

Page
SECTION 1. Representations and Warranties.	2
SECTION 2. Sale and Delivery to Underwriters; Closing.	17
SECTION 3. Covenants of the Company	18
SECTION 4. Payment of Expenses.	21
SECTION 5. Conditions of Underwriters’ Obligations	22
SECTION 6. Indemnification.	26
SECTION 7. Contribution	29
SECTION 8. Representations, Warranties and Agreements to Survive Delivery	30
SECTION 9. Termination of Agreement.	30
SECTION 10. Default by One or More of the Underwriters	31
SECTION 11. Notices	32
SECTION 12. Parties	32
SECTION 13. GOVERNING LAW AND TIME	32
SECTION 14. Effect of Headings	33
SECTION 15. Definitions	33
EXHIBITS
Exhibit A – List of Underwriters
Exhibit B – List of Directors and Officers
Exhibit C – Form of Lock-Up Agreement
Exhibit D – Initial Securities to be Sold
Exhibit E – Option Securities Which May be Sold

VOLCOM, INC.
· Shares of Common Stock
UNDERWRITING AGREEMENT
● , 2005
Wachovia Capital Markets, LLC
D.A. Davidson & Co.
Piper Jaffray & Co.
As Representatives of the several Underwriters
c/o Wachovia Capital Markets, LLC
7 St. Paul Street
Baltimore, Maryland 21202
Ladies and Gentlemen:
     Volcom, Inc., a Delaware corporation (the “Company,” which term, as used herein, includes its predecessor Stone Boardwear, Inc., a California corporation (“SBI”)), and each of the stockholders of the Company named on Exhibits D and E hereto (collectively, the “Selling Stockholders” and each, a “Selling Stockholder”) confirm their respective agreements with Wachovia Capital Markets, LLC (“Wachovia”) and each of the other Underwriters named in Exhibit A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Wachovia, D.A. Davidson & Co. and Piper Jaffray & Co. are acting as representatives (in such capacity, the “Representatives”), with respect to the sale by the Selling Stockholders named in Exhibit D hereto of a total of ● shares (the “Initial Securities”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of Initial Securities set forth in said Exhibit A hereto, and with respect to the grant by the Selling Stockholders named in Exhibit E hereto to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of ● additional shares of Common Stock to cover over-allotments, if any. The Initial Securities to be purchased by the Underwriters and all or any part of the ● shares of Common Stock subject to the option described in Section 2(b) hereof (the “Option Securities”) are hereinafter called, collectively, the “Securities.” Certain terms used in this Agreement are defined in Section 15 hereof.
     The Company and the Selling Stockholders understand that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.
     The Company has filed with the Commission the Initial Registration Statement covering the registration of the Securities under the 1933 Act. Promptly after the execution of this Agreement, the Company will prepare and file with the Commission a prospectus in accordance with the provisions of the 1933 Act, including but not limited to Rule 430A and Rule 424(b), and the Company has previously advised you of all information (financial and other) that will be set forth therein. Such prospectus in the form first furnished to the Underwriters for use in connection with the offering of the Securities is herein called the “Prospectus.”
     SECTION 1. Representations and Warranties.
     (a) Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the date hereof, as of the Closing Date, and as of each Option Closing Date (if any) referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:
     (1) Compliance with Registration Requirements. The Securities have been duly registered under the 1933 Act pursuant to the Registration Statement. Each of the Initial Registration Statement and any Rule 462(b) Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Initial Registration Statement or any Rule 462(b) Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.
     At the respective times the Initial Registration Statement, any Rule 462(b) Registration Statement and any post-effective amendments thereto became or become effective and at the Closing Date (and, if any Option Securities are purchased, at the applicable Option Closing Date), the Initial Registration Statement, any Rule 462(b) Registration Statement and any amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued, at the Closing Date (and, if any Option Securities are purchased, at the applicable Option Closing Date), and at any time when a prospectus is required by applicable law to be delivered in connection with sales of Securities, contained or will contain an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through Wachovia expressly for use in the Registration Statement or Prospectus.
     Each preliminary prospectus and the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the 1933 Act, complied when so filed, in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and each preliminary prospectus and the Prospectus and any amendments or supplements thereto delivered to the Underwriters for use in connection with the offering of the Securities was identical to the electronically transmitted copy thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
     (2) [Omitted intentionally.]
     (3) Independent Accountants. Deloitte & Touche LLP and Moss Adams LLP, the accountants who certified the financial statements and (if applicable) supporting schedules included in the Registration Statement and the Prospectus, are independent registered public accountants with respect to the Company and Volcom Entertainment (as defined below) as required by the 1933 Act and the 1933 Act Regulations.
     (4) Financial Statements. The financial statements of the Company and Volcom Entertainment included in the Registration Statement and the Prospectus, together with the related schedules (if any) and notes, present fairly in all material respects the financial position of the Company and Volcom Entertainment at the dates indicated and the results of operations, changes in stockholders’ equity and cash flows of the Company and Volcom Entertainment for the periods specified; and all such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as otherwise stated therein, and comply with all applicable accounting requirements under the 1933 Act and the 1933 Act Regulations. The supporting schedules, if any, included in the Registration Statement present fairly, in accordance with GAAP, the information required to be stated therein. The information in the Prospectus under the captions “Summary Consolidated Financial Data,” “Capitalization” and “Selected Consolidated Financial Data” presents fairly the information shown therein and has been compiled on a basis consistent with that of the audited financial statements of the Company included in the Registration Statement and the Prospectus.
     (5) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement and the Prospectus (in each case exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
     (6) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in the State of California and in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except (solely in the case of jurisdictions other than the State of California) where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.
     (7) Good Standing of Subsidiaries. Volcom Entertainment (“Volcom Entertainment” or the “Subsidiary”) and Welcom Distribution SARL (“Welcom”) are the only subsidiaries of the Company. Volcom Entertainment has been duly organized and is validly existing as a corporation in good standing under the laws of the State of California, has power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement and the Prospectus, all of the issued and outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of any Liens; and none of the outstanding shares of capital stock of any subsidiary was issued in violation of any preemptive rights, rights of first refusal or other similar rights of any securityholder of such subsidiary or any other person. Neither Volcom Entertainment nor Welcom is a “significant subsidiary” as defined by Rule 1-02 of Regulation S-X.
     (8) Capitalization. The authorized, issued and outstanding capital stock of the Company as of the date of the Prospectus is as set forth in the column entitled “As of September 30, 2005” and in the corresponding line items under the caption “Capitalization” in the Prospectus (except for subsequent issuances pursuant to stock based plans referred to in the Prospectus or pursuant to the exercise of options referred to in the Prospectus). The shares of issued and outstanding capital stock of the Company (including the Securities to be sold by the Selling Stockholders to the Underwriters under this Agreement) have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock of the Company was issued in violation of any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Company, SBI or any other person. Except for stock options issued pursuant to the stock based plans referred to in the Prospectus, there are no rights, warrants or options outstanding to purchase any Common Stock or other capital stock of the Company and there are no outstanding securities convertible into, or exercisable or exchangeable for, Common Stock or other capital stock of the Company. The only stock based plan of the Company that is in effect is the 2005 Incentive Award Plan, and all previous stock based plans have been terminated.
     (9) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
     (10) No Personal Liability. No holder of the Securities is or will be subject to personal liability by reason of being such a holder.

     (11) Description of Securities. The Common Stock, the authorized but unissued Preferred Stock, and the Company’s certificate of incorporation and bylaws conform in all material respects to all of the respective statements relating thereto contained in the Prospectus and such statements conform to the rights set forth in the respective instruments and agreements defining the same.
     (12) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its Organizational Documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Company Document, except (solely in the case of Company Documents other than Subject Instruments) for such defaults that would not result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement and the Prospectus (including the sale of the Securities to be sold by the Selling Stockholders) and compliance by the Company with its obligations under this Agreement do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its subsidiaries pursuant to, any Company Documents, except (solely in the case of Company Documents other than Subject Instruments) for such conflicts, breaches, defaults or Liens that would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the Organizational Documents of the Company or the Subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or the Subsidiary or any of their respective assets, properties or operations.
     (13) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of the Company or any of its subsidiaries which, in any such case, may reasonably be expected to result in a Material Adverse Effect.
     (14) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries which is required to be disclosed in the Registration Statement or the Prospectus (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations under this Agreement; the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement or the Prospectus, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a

Material Adverse Effect. To the knowledge of the Company, there is no statute or regulation which is required to be disclosed in the Registration Statement or the Prospectus (other than as disclosed therein).
     (15) Accuracy of Descriptions and Exhibits. The information in the Prospectus under the captions “Risk Factors—Risks Related To This Offering—The large number of shares eligible for sale following this offering may depress the market price of our common stock,” “Risk Factors—Risks Related To This Offering—Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” “Business—Licensing,” “Business—Imports and Import Restrictions,” “Business—Government Regulation,” “Business—Litigation,” “Management—Limitation on Liability and Indemnification Matters,” “Management—Employee Benefit Plans,” “Shares Eligible for Future Sale,” “Description of Capital Stock,” “Underwriting,” and “Related Party Transactions,” in each case to the extent that it constitutes matters of law, summaries of legal matters, summaries of provisions of the Company’s certificate of incorporation or bylaws or any other instruments or agreements, summaries of legal proceedings, or legal conclusions, is correct in all material respects; all descriptions in the Registration Statement and the Prospectus of any Company Documents are accurate in all material respects; and there are no franchises, contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, leases, subleases or other instruments or agreements required to be described or referred to in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement which have not been so described and filed as required.
     (16) Possession of Intellectual Property. The Company and its subsidiaries own or possess or have the right to use on reasonable terms all patents, patent rights, patent applications, licenses, inventions, copyrights, works of authorship, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, service names, domain names and other intellectual property (collectively, “Intellectual Property”) necessary to carry on their respective businesses as described in the Prospectus and as proposed to be conducted; and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would result in a Material Adverse Effect.
     (17) Absence of Further Requirements. (A) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, (B) no authorization, approval, vote or other consent of any stockholder or creditor of the Company or any of its subsidiaries, (C) no waiver or consent under any Company Documents, and (D) no authorization, approval, vote or other consent of any other person or entity, is necessary or required for the performance by the Company of its obligations under this Agreement, for the offering, sale or delivery of the Securities hereunder, or for the consummation of any of the other transactions contemplated by this Agreement, in each case on the terms contemplated by the Prospectus, except such as have been already obtained under the 1933 Act or the 1933 Act Regulations or such as may be required under state securities laws.
     (18) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.
     (19) Title to Property. The Company and its subsidiaries have good and marketable title in fee simple to all real property owned by any of them and good title to all other properties owned by any of them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Prospectus or (b) do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; all real property, buildings and other improvements, and equipment and other property held under lease or sublease by the Company or any of its subsidiaries is held by them under valid, subsisting and enforceable leases or subleases, as the case may be, with, solely in the case of leases or subleases relating to real property and buildings or other improvements, such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings or other improvements by the Company or any of its subsidiaries, and all such leases and subleases are in full force and effect; and neither the Company nor any of its subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above or affecting or questioning the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease except for such claims which, if successfully asserted against the Company or any of its subsidiaries, would not, individually or in the aggregate, have a Material Adverse Effect.

     (20) Investment Company Act. The Company is not an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the 1940 Act.
     (21) Environmental Laws. Except as described in the Registration Statement and except as would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries, (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws and (E) there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.
     (22) Absence of Registration Rights. There are no persons with registration rights or other similar rights to have any securities (debt or equity) (A) registered pursuant to the Registration Statement or included in the offering contemplated by this Agreement or (B) otherwise registered by the Company under the 1933 Act. There are no persons with tag-along rights or other similar rights to have any securities (debt or equity) included in the offering contemplated by this Agreement or sold in connection with the sale of Securities by the Company pursuant to this Agreement.
     (23) Parties to Lock-Up Agreements. Each of the persons listed in Exhibit B hereto (other than those persons whose names are followed by an asterisk) has executed and delivered to the Representatives a lock-up agreement in the form of Exhibit C hereto. Exhibit B hereto contains a true, complete and correct list of all directors and officers of the Company. No stock options or other stock awards that may be issued by the Company at any time during the period commencing on and including the date of the Prospectus through and including the date which is 90 days after the date of the

     Prospectus (which date may be extended for an additional 34 days upon the occurrence of an earnings release, material news or a material event as described in Section 3(j) of this Agreement) will vest or become exercisable for any shares of Common Stock or Preferred Stock during such 90-day period (which period may be extended for an additional 34 days upon the occurrence of an earnings release, material news or a material event as described in Section 3(j) of this Agreement); and, during such 90-day period (or longer, if extended), the Company will not cause or permit any waiver, release, modification or amendment of any such restriction without the prior written consent of Wachovia on behalf of the Underwriters.
     (24) Nasdaq National Market. The outstanding shares of Common Stock (including the Securities to be sold by the Selling Stockholders to the Underwriters under this Agreement) are listed on the Nasdaq National Market.
     (25) NASD Matters. All of the information provided to the Underwriters or to counsel for the Underwriters by the Company in connection with letters, filings or other supplemental information provided to NASD Regulation, Inc. pursuant to NASD Conduct Rule 2710 or 2720 is true, complete and correct; and all such information provided by the Company’s officers and directors and the holders of any securities (debt or equity) or options to acquire any securities of the Company is, to the Company’s knowledge, true, complete and correct.
     (26) Tax Returns. The Company and Volcom Entertainment have filed all foreign, federal, state and local tax returns that are required to be filed or have requested extensions thereof, except where the failure so to file would not, individually or in the aggregate, have a Material Adverse Effect, and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, have a Material Adverse Effect. To the best of the Company’s knowledge, all material consequences, if any, resulting from the Company’s conversion from a Subchapter S corporation to a Subchapter C corporation under the Code, and Volcom Entertainment’s conversion from a Qualified Subchapter S Subsidiary to a Subchapter C corporation under the Code, are described in the Registration Statement and the Prospectus.
     (27) Insurance. The Company and the Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Company or the Subsidiary or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and the Subsidiary are in compliance with the terms of such policies and instruments in all material respects; there are no claims by the Company or the Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor the Subsidiary has been refused any insurance coverage sought or applied for; and neither the

Company nor the Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
     (28) Accounting Controls. The Company and the Subsidiary maintain a system of internal accounting controls and procedures sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (29) Disclosure Controls. The Company and the Subsidiary have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act), which (i) are designed to ensure that material information relating to the Company and the Subsidiary is made known to the Company’s principal executive officer and its principal financial officer by others within those entities during the periods in which the periodic reports required under the 1934 Act are being prepared; and (ii) are effective in all material respects to perform the functions for which they were established. The Company is not aware of (x) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls, or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
     (30) Absence of Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Securities; provided that the foregoing shall not prohibit transactions effected in compliance with Regulation M under the 1933 Act.
     (31) No Right of First Refusal. Neither the Company nor any of its subsidiaries has any preemptive right, right of first refusal or other similar right to purchase or otherwise acquire any of the Securities to be sold by the Selling Stockholders to the Underwriters pursuant to this Agreement.
     (32) Tax Matters. To the best of the Company’s knowledge, at all times since January 1, 2002 until the termination of its Subchapter S corporation election on June 29, 2005, the Company met the requirements under Section 1361(b)(1) of the Code, including: (i) the Company was a domestic corporation; (ii) the Company was not an ineligible corporation (as described in Section 1361(b)(2) of the Code); (iii) the Company did not have more than 75 stockholders; (iv) only individuals, decedents’ estates, estates of individuals in bankruptcy, and trusts qualifying under Section 1361(c)(2) of the Code were stockholders; (v) no stockholder was a nonresident alien; (vi) the Company had only one class of stock; and (vii) a valid election under Section 1362 of the Code was properly and timely filed. Volcom Entertainment was a “Qualified Subchapter S Subsidiary” under Section 1361(b)(3) of the Code at all times from · until June 29, 2005, and a valid election to be taxed as a Qualified Subchapter S Subsidiary was properly and timely filed. The transactions pursuant to which the Company was reincorporated in the State of Delaware in April 2005 constituted a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code, and did not terminate or otherwise adversely affect the Company’s elections under Subchapter S of the Code to be treated as a Subchapter S corporation or to treat Volcom Entertainment as a Qualified Subchapter S Subsidiary.
     (33) Sarbanes-Oxley Act. The Company is in compliance with all of the provisions of the Sarbanes-Oxley Act of 2002 that are currently applicable to it and all of the provisions of the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations promulgated pursuant to such Act that are currently applicable to the Company.
     (34) No Fiduciary Relationship. The Company acknowledges and agrees that each of the Underwriters is acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Selling Stockholders with respect to the offering of the Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor, agent or fiduciary to the Company, the Selling Stockholders or any other person. Additionally, the Underwriters are not advising the Company, the Selling Stockholders or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company, the Selling Stockholders or any other person with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company or the Selling Stockholders.
     (b) Representations and Warranties by the Selling Stockholders. Each Selling Stockholder, severally and not jointly, represents and warrants to each Underwriter as of the date hereof, as of the Closing Date and as of each Option Closing Date (if any), and agrees with each Underwriter, as follows:
     (1) Accurate Disclosure. At the respective times the Initial Registration Statement, any Rule 462(b) Registration Statement or any post-effective amendment thereto became or becomes effective, at the Closing Date (and, if any Option Securities are purchased, at the applicable Option Closing Date), and at any time when a prospectus is required by applicable law to be delivered in connection with sales of Securities, the information relating to such Selling Stockholder (including, without limitation, the information with respect to such Selling Stockholder’s Securities and any other shares of Common Stock or other securities of the Company which are owned or held by such Selling Stockholder) that is set forth in the Initial Registration Statement or any

Rule 462(b) Registration Statement (or in any amendments thereto) or in any preliminary prospectus or the Prospectus (or in any amendments or supplements thereto) did not and will not contain an untrue statement of a material fact and did not and will not omit to state a material fact necessary in order to make such information not misleading; all information relating to such Selling Stockholder furnished or confirmed (orally or in writing) by or on behalf of such Selling Stockholder for use in the Registration Statement (or any amendment thereto) or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) is and will be true, complete and correct; and such Selling Stockholder is not prompted to sell the Securities to be sold by such Selling Stockholder under this Agreement by any information concerning the Company or any of its subsidiaries which is not set forth in the Prospectus.
     (2) Underwriting Agreement. This Agreement has been duly authorized (if applicable), executed and delivered by such Selling Stockholder.
     (3) Power of Attorney; Custody Agreement. Such Selling Stockholder has duly authorized (if applicable), executed and delivered a Power of Attorney (a “Power of Attorney” and, with respect to such Selling Stockholder, “its Power of Attorney”) appointing each of Douglas P. Collier and René R. Woolcott as such Selling Stockholder’s attorney-in-fact (with respect to such Selling Stockholder, collectively, the “Attorneys-in-Fact” and, individually, an “Attorney-in-Fact”), and a Letter of Transmittal and Custody Agreement (a “Custody Agreement” and, with respect to such Selling Stockholder, “its Custody Agreement”) with U.S. Stock Transfer Corporation, as custodian (the “Custodian”); each of its Power of Attorney and its Custody Agreement constitutes a valid and binding obligation of such Selling Stockholder, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws relating to creditors’ rights generally or by general equitable principles; each of such Selling Stockholder’s Attorneys-in-Fact, acting alone, is authorized to execute and deliver this Agreement and the certificates referred to in Sections 5(k) and 5(n) hereof on behalf of such Selling Stockholder, to determine the purchase price to be paid by the Underwriters to such Selling Stockholder for the Securities to be sold by such Selling Stockholder under this Agreement, to authorize the delivery to the Underwriters of the Securities to be sold by such Selling Stockholder under this Agreement and to accept payment therefor, to duly endorse (in blank or otherwise) the certificate or certificates representing such Securities or a stock power or powers with respect thereto and otherwise to act on behalf of such Selling Stockholder in connection with this Agreement and the transactions contemplated hereby. All representations and warranties made by such Selling Stockholder in its Power of Attorney and its Custody Agreement are true, complete and correct.
     (4) Good Standing. If such Selling Stockholder is not a natural person, such Selling Stockholder has been duly organized and is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and such Selling Stockholder (if required) is duly qualified to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

     (5) Power and Authority. Such Selling Stockholder has full right, power and authority to execute, deliver and perform its obligations under this Agreement, its Power of Attorney and its Custody Agreement and to sell, transfer and deliver the Securities to be sold by such Selling Stockholder under this Agreement. Solely in the case of the representations and warranties made by the Malcolm Trust, Stephanie Kwock, as trustor, has duly executed and delivered a written authorization to James M. Peters, Jr., as trustee, authorizing and directing such trustee to sell the Securities to be sold by the Malcolm Trust hereunder and execute, deliver and perform the obligations of the Malcolm Trust under this Agreement, its Custody Agreement and its Power of Attorney and such authorization is in full force and effect. Solely in the case of the representations and warranties made by the Collier Family Trust, Wende Anne Zomnir, as a co-trustee, has duly executed and delivered a written authorization to Douglas P. Collier, as co-trustee, authorizing and directing such co-trustee to sell the Securities to be sold by the Collier Family Trust hereunder and to execute, deliver and perform the obligations of the Collier Family Trust under this Agreement, its Custody Agreement and its Power of Attorney and such authorization is in full force and effect.
     (6) Non-Contravention. The execution, delivery and performance of this Agreement, its Power of Attorney and its Custody Agreement by such Selling Stockholder and the consummation of the transactions contemplated by this Agreement, its Power of Attorney and its Custody Agreement (including the sale and delivery of the Securities to be sold by such Selling Stockholder pursuant to this Agreement), and compliance by such Selling Stockholder with its obligations under this Agreement, its Power of Attorney and its Custody Agreement, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any Lien upon any of the Securities to be sold by such Selling Stockholder under this Agreement or any other property or assets of such Selling Stockholder or any of its subsidiaries (if any) pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, bond, note, debenture, evidence of indebtedness, lease or other agreement or instrument to which such Selling Stockholder or any of its subsidiaries (if any) is a party or by which such Selling Stockholder or any of its subsidiaries (if any) is bound or to which any of the property or assets of such Selling Stockholder or any of its subsidiaries (if any) is subject, nor will such action result in any violation of the provisions of the Organizational Documents of such Selling Stockholder or any of its subsidiaries (if any) or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over such Selling Stockholder or any of its subsidiaries (if any) or any of their respective assets, properties or operations.
     (7) Good and Marketable Title. Such Selling Stockholder is the sole legal, record and beneficial owner of the Securities to be sold by such Selling Stockholder under this Agreement and will remain the sole legal, record and beneficial owner of such Securities until the delivery of such Securities to the Underwriters on the Closing Date or the applicable Option Closing Date, as the case may be; provided, however, that if such Selling Stockholder is a trust, the trustees and beneficiaries of such Selling Stockholder may be deemed to beneficially own the Securities to be sold by such Selling Stockholder under this Agreement. The Securities to be sold by such Selling Stockholder under this Agreement are and, until delivery thereof to the Underwriters on the Closing Date or the applicable Option Closing Date, as the case may be, will be free and clear of all Liens other than pursuant to this Agreement; upon payment of the consideration for the Securities to be sold by such Selling Stockholder as provided in this Agreement and the crediting of such Securities to the security account or accounts of the Underwriters maintained with The Depository Trust Company, each of the Underwriters will become the legal owner of the Securities purchased by it from such Selling Stockholder, free and clear of all Liens, and, assuming that none of the Underwriters has “notice of an adverse claim” (within the meaning of Section 8-105 of the Uniform Commercial Code of the State of New York (the “UCC”)) with respect to such Securities, each of the Underwriters will acquire a “security entitlement” (within the meaning of UCC Section 8-102(a)(17)) to the Securities purchased by such Underwriter from such Selling Stockholder, and no action based on any “adverse claim” (within the meaning of UCC Section 8-102(a)(1)) may be asserted successfully against such Underwriter with respect to such Securities.
     (8) Absence of Rights of First Refusal. The Securities to be sold by such Selling Stockholder under this Agreement are not subject to any option, warrant, put, call, right of first refusal or other right to purchase or otherwise acquire any such Securities other than pursuant to this Agreement.
     (9) Absence of Manipulation. Such Selling Stockholder has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities; provided that the foregoing shall not prohibit transactions effected in compliance with Regulation M under the 1933 Act.
     (10) Absence of Further Requirements. (A) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, (B) no authorization, approval, vote or other consent of any stockholder (or other equity owner), if any, or creditor of such Selling Stockholder, and (C) no authorization, approval, vote or other consent of any other person or entity, is necessary or required for the execution or delivery by such Selling Stockholder of, or the performance by such Selling Stockholder of its obligations under, this Agreement, its Custody Agreement or its Power of Attorney, for the sale and delivery by such Selling Stockholder of the Securities to be sold by it under this Agreement, or for the consummation by such Selling Stockholder of the other transactions contemplated by this Agreement, its Custody Agreement or its Power of Attorney, except such as (i) have already been obtained, (ii) may be required under the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations or state securities laws, (iii) may be required by the NASD or (iv) may be required under the laws of any foreign jurisdiction in which the Securities may be offered or sold.
     (11) Restriction on Sale of Securities. Such Selling Stockholder will not, without the prior written consent of Wachovia on behalf of the Underwriters, offer, sell,

contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the such Selling Stockholder), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act and the 1934 Act Regulations with respect to, any shares of Common Stock, Preferred Stock or other capital stock of the Company or any securities convertible into or exercisable or exchangeable for any such Common Stock, Preferred Stock or other capital stock (whether owned by such Selling Stockholder at the date of this Agreement or subsequently acquired by such Selling Stockholder) (collectively, the “Capital Stock”), or publicly announce an intention to effect any such transaction, for a period beginning on and including the date of the Prospectus through and including the date which is 90 days after the date of the Prospectus. If (1) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or discloses material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, then the restrictions imposed by this subsection shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, the disclosure of material news or the occurrence of the material event, as applicable. The foregoing restrictions shall not apply to (a) the Securities to be sold pursuant to this Agreement, or (b) transactions relating to shares of Capital Stock acquired in open market transactions after the Closing Date, or (c) the establishment of a Common Stock trading plan pursuant to Rule 10b5-1 under the 1934 Act, provided that such plan is approved in advance by Wachovia and provided further that no transfers occur under such plan during the restricted period referred to in this subsection (as the same may be extended as provided in this subsection), or (d) transfers of shares of Capital Stock as a bona fide gift or gifts, or by will or intestacy, to any member of the Selling Stockholder’s immediate family, to a trust the beneficiaries of which are exclusively the Selling Stockholder or members of the Selling Stockholder’s immediate family, or to charitable or educational organizations, or (e) distributions of shares of Capital Stock to limited partners, limited liability company members or stockholders of the Selling Stockholder, or (f) distributions by a trust to its beneficiaries of shares of Capital Stock; provided, however, that in the case of any transfer pursuant to clauses (d), (e) or (f), (i) the Selling Stockholder provides written notice of such transfer to Wachovia no later than three business days prior to such transfer, (ii) the transferee executes and delivers to Wachovia, not later than one business day prior to such transfer, an agreement, in form and substance reasonably satisfactory to Wachovia, substantially to the effect set forth in this subsection (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of such Selling Stockholder), (iii) neither the Selling Stockholder nor the transferee shall publicly disclose the transfer, except to the extent required by law and (iv) the Selling Stockholder shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the 1934 Act, reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period referred to in this subsection (as the same may be extended as provided in this subsection). For purposes of this paragraph, “immediate family” shall mean a spouse, lineal descendent, father, mother, brother or sister of such Selling Stockholder.
     (12) Certificates Suitable for Transfer. Certificates for all of the Securities to be sold by such Selling Stockholder pursuant to this Agreement, in form suitable for transfer by delivery and accompanied by duly executed stock powers endorsed in blank by such Selling Stockholder with signatures guaranteed, have been placed in custody with the Custodian for the purpose of effecting delivery hereunder and thereunder.
     (13) Absence of Preemptive Rights. Such Selling Stockholder does not have any preemptive rights, rights of first refusal or other similar rights to purchase or otherwise acquire any of the Securities that are to be sold by any of the other Selling Stockholders pursuant to this Agreement.
     (14) Accuracy of Other Representations. Such Selling Stockholder has no reason to believe that the representations and warranties of the Company set forth in Section 1(a) of this Agreement are not true and correct and has no knowledge of any fact, condition or information not disclosed in the Prospectus which has had or may have a Material Adverse Effect.
     (15) No Fiduciary Relationship. Such Selling Stockholder acknowledges and agrees that each of the Underwriters is acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Selling Stockholders with respect to the offering of the Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor, agent or fiduciary to the Company, the Selling Stockholders or any other person. Additionally, the Underwriters are not advising the Company, the Selling Stockholders or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Such Selling Stockholder has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company, the Selling Stockholders or any other person with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company or the Selling Stockholders.
     (c) Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby; and any certificate signed by or on behalf of any Selling Stockholder and delivered to the Representatives or counsel for the Underwriters shall be deemed a representation and warranty by such Selling Stockholder to each Underwriter as to the matters covered thereby.

     SECTION 2. Sale and Delivery to Underwriters; Closing.
     (a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, each of the Selling Stockholders named in Exhibit D hereto, severally and not jointly, agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from each Selling Stockholder named in Exhibit D hereto, at the price of $● per share (the “Purchase Price”), that proportion of the number of Initial Securities set forth in Exhibit D opposite the name of such Selling Stockholder, which the number of Initial Securities set forth in Exhibit A opposite the name of such Underwriter, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, bears to the total number of Initial Securities, subject in each case to such adjustments among the Underwriters as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional Securities. The price at which the Securities shall initially be offered to the public is $● per share.
     (b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, each of the Selling Stockholders named in Exhibit E hereto, severally and not jointly, hereby grants an option to the Underwriters, severally and not jointly, to purchase up to the respective numbers of Option Securities set forth in Exhibit E opposite the names of such Selling Stockholders at a price per share equal to the Purchase Price referred to in Section 2(a) above; provided that the price per share for any Option Securities shall be reduced by an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on such Option Securities. The option hereby granted will expire at the close of business on the 30th day after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial Securities upon notice by the Representatives to the Company and the Selling Stockholders named in Exhibit E hereto setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (an “Option Closing Date”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Date, as hereinafter defined. If the option is exercised as to all or any portion of the Option Securities, each of the Selling Stockholders named in Exhibit E hereto, severally and not jointly, will sell to the Underwriters that proportion of the total number of Option Securities then being purchased which the number of Option Securities set forth in Exhibit E opposite the name of such Selling Stockholder, bears to the total number of Option Securities set forth in Exhibit E, and each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Exhibit A opposite the name of such Underwriter, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, bears to the total number of Initial Securities, subject in each case to such adjustments as the Representatives in their discretion shall make to eliminate any sales or purchases of fractional shares.

     (c) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Latham & Watkins LLP, 650 Town Center Drive, Costa Mesa, California 92626, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (Eastern time) on ·, 2005 (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Date”).
     In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each Option Closing Date as specified in the notice from the Representatives to the Company and the Selling Stockholders named in Exhibit E hereto.
     Payment shall be made to the Selling Stockholders by wire transfer of immediately available funds to a single bank account at the Custodian, which account shall be designated by the Custodian against delivery to the Representatives through the facilities of The Depository Trust Company for the respective accounts of the Underwriters of certificates for the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for the Initial Securities and the Option Securities, if any, which it has agreed to purchase. Wachovia, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Date or the relevant Option Closing Date, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.
     (d) Denominations; Registration. Certificates for the Initial Securities and the Option Securities, if any, shall be in such denominations and registered in such names as the Representatives may request in writing at least one full business day before the Closing Date or the relevant Option Closing Date, as the case may be. The certificates for the Initial Securities and the Option Securities, if any, will be made available for examination and packaging by the Representatives not later than noon (Eastern time) on the business day prior to the Closing Date or the relevant Option Closing Date, as the case may be.
     SECTION 3. Covenants of the Company. The Company covenants with each Underwriter as follows:
     (a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430A and will notify the Representatives immediately, and confirm the notice in writing, (i) when the Initial Registration Statement, any Rule 462(b) Registration Statement or any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the

Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the document transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such document. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.
     (b) Filing of Amendments. The Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)) or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Prospectus, whether pursuant to the 1933 Act or otherwise, will furnish the Representatives with copies of any such documents within a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall object.
     (c) Delivery of Registration Statements. The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith) and signed copies of all consents and certificates of experts. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
     (d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
     (e) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b) hereof, such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.
     (f) Blue Sky Qualifications. The Company will use its commercially reasonable best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may reasonably designate and to maintain such qualifications in effect for a period of not less than one year from the date of this Agreement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the date of this Agreement.
     (g) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.
     (h) [Omitted intentionally.]
     (i) Listing. The Company will use its best efforts to ensure that the Securities continue to be listed on the Nasdaq National Market.
     (j) Restriction on Sale of Securities. The Company will not, without the prior written consent of Wachovia on behalf of the Underwriters, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act and the 1934 Act Regulations with respect to, any shares of the Company’s Common Stock, Preferred Stock or other capital stock or any securities convertible into, or exercisable or exchangeable for, shares of the Company’s Common Stock, Preferred Stock or other capital stock, or publicly announce an intention to effect any such transaction, for a period beginning on and including the date of the Prospectus through and including the date which is 90 days after the date of the Prospectus. If (1) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or discloses material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the restrictions imposed by this subsection shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, the disclosure of material news or the occurrence of the material event, as applicable. The foregoing restrictions notwithstanding, the Company may (A) issue and sell Common Stock and options to purchase Common Stock pursuant to any employee or director stock option or stock purchase plans as in effect on the date of this Agreement (so long as each such plan is described in the Prospectus), and (B) issue Common Stock upon the exercise of stock options outstanding on the date of this Agreement and referred to in the Prospectus or stock options issued after the date of this Agreement pursuant to any such plan referred to in clause (A) of this sentence.
     (k) Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.
     (l) Preparation of Prospectus. Immediately following the execution of this Agreement, the Company will, subject to Section 3(b) hereof, prepare the Prospectus containing the Rule 430A Information and other selling terms of the Securities, the plan of distribution thereof and such other information as may be required by the 1933 Act or the 1933 Act Regulations or as the Representatives and the Company may deem appropriate, and will file or transmit for filing with the Commission, in accordance with Rule 424(b), copies of the Prospectus.
     SECTION 4. Payment of Expenses.
     (a) Expenses. The Company will pay all expenses incident to the performance of its obligations and the obligations of the Selling Stockholders under this Agreement (except for expenses payable by the Selling Stockholders pursuant to Section 4(b) hereof), including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the word processing, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the counsel, accountants and other advisors to the Company and of one legal counsel to represent the interests of all of the Selling Stockholders, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplements thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus and of the Prospectus and any amendments or supplements thereto, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplements thereto, (viii) the fees and expenses of the Custodian and the transfer agent and registrar for the Securities, (ix) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by the NASD of the terms of the sale of the Securities, (x) the fees and expenses incurred in connection with the listing of the Securities on the Nasdaq National Market, and (xi) the disbursements of counsel for the Underwriters in connection with the copying and delivery of closing documents delivered by the Company or the Company’s accountants or counsel (including any local counsel).
     (b) Expenses of the Selling Stockholders. Each Selling Stockholder, severally and not jointly, will pay the following expenses incident to the performance of its obligations under this Agreement: (i) any stock transfer taxes, stamp duties, capital duties or other similar duties, taxes or charges, if any, payable in connection with the sale or delivery of its Securities to the Underwriters (and such Selling Stockholder hereby authorizes the payment of any such amounts by deduction from either the proceeds of the Securities to be sold by such Selling Stockholder under this Agreement or from any funds from time to time held for the account of such Selling Stockholder by the Custodian), (ii) the fees and disbursements of its accountants, and (iii) underwriting discounts and commissions with respect to the Securities sold by it to the Underwriters.
     (c) Allocation of Expenses. Anything herein to the contrary notwithstanding, the provisions of this Section 4 shall not affect any agreement that the Company and the Selling Stockholders have made or may make for the allocation or sharing of such expenses and costs.
     (d) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9(a)(i) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.
     SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder on the Closing Date and on each Option Closing Date are subject to the accuracy of the representations and warranties of the Company and the Selling Stockholders contained in this Agreement or in certificates of any officer of the Company or any of its subsidiaries or signed by or on behalf of any Selling Stockholder delivered pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholders of their respective covenants and other obligations hereunder, and to the following further conditions:
     (a) Effectiveness of Registration Statement. The Registration Statement, including any Rule 462(b) Registration Statement, has become effective and at Closing Date (or the applicable Option Closing Date, as the case may be) no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to the knowledge of the Company, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the time period prescribed by such Rule, and prior to Closing Date, the Company shall have provided evidence satisfactory to the Representatives of such timely filing.
     (b) Opinion and Negative Assurance Letter of Counsel for Company. At the Closing Date, the Representative shall have received the favorable opinion and a negative assurance letter, dated as of Closing Date, of Latham & Watkins LLP, counsel for the Company (“Company Counsel”), in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, to such effect as counsel to the Underwriters may reasonably request.
     (c) Opinion of Counsel for Underwriters. At the Closing Date, the Representatives shall have received the favorable opinion, dated as of the Closing Date, of Sidley Austin Brown & Wood LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, in form and substance reasonably satisfactory to the Underwriters.
     (d) Officers’ Certificate. At the Closing Date or the applicable Option Closing Date, as the case may be, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and, at the Closing Date, the Representatives shall have received a certificate of the President or the Chief Executive Officer of the Company and of the Chief Financial Officer of the Company, dated as of Closing Date, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of Closing Date, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Date under or pursuant to this Agreement, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, are contemplated by the Commission.
     (e) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from each of Deloitte & Touche LLP and Moss Adams LLP a letter, dated the date of this Agreement and in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company and the Subsidiary contained in the Registration Statement or the Prospectus.
     (f) Bring-down Comfort Letter. At the Closing Date, the Representatives shall have received from each of Deloitte & Touche LLP and Moss Adams LLP a letter, dated as of Closing Date and in form and substance satisfactory to the Representatives, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Date.
     (g) Approval of Listing. At the Closing Date and each Option Closing Date, if any, the Securities to be purchased by the Underwriters at such time shall be listed on the Nasdaq National Market.
     (h) Lock-up Agreements. Prior to the date of this Agreement, the Representatives shall have received an agreement substantially in the form of Exhibit C hereto signed by each person referred to in the first sentence of Section 1(a)(23).
     (i) No Objection. Prior to the date of this Agreement, NASD Regulation, Inc. shall have confirmed in writing that it has no objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.
     (j) Opinion of Counsel for the Selling Stockholders. At the Closing Date, the Representatives shall have received the favorable opinions, dated as of the Closing Date, of Bainbridge Law Group, P.C., Freeman, Freeman & Smiley, LLP, Kent G. Snyder, Esq., Best Best & Krieger LLP and Guidotti & Lee, counsel for the Selling Stockholders, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, to such effect as counsel to the Underwriters may reasonably request.
     (k) Certificate of Selling Stockholders. At the Closing Date, the Representatives shall have received a certificate signed by an Attorney-in-Fact on behalf of the Selling Stockholders, dated as of the Closing Date, to the effect that (i) the representations and warranties of each Selling Stockholder in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (ii) each such Selling Stockholder has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date under or pursuant to this Agreement, and (iii) each Selling Stockholder has reviewed and is familiar with the Prospectus and any amendments or supplements thereto and the information relating to such Selling Stockholder (including, without limitation, the information with respect to such Selling Stockholder’s Securities and any other shares of Common Stock or other securities of the Company which are owned or held by such Selling Stockholder) that is set forth in the Prospectus (or any amendment or supplement thereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

     (l) Tax Forms. Prior to the Closing Date, the Representatives shall have received a properly completed and executed United States Treasury Department Form W-9 or W-8 (or other applicable form) from each of the Selling Stockholders.
     (m) Pre-Closing Transactions. Prior to the time of execution of this Agreement, the Representatives shall have received (i) a written consent and waiver (the “Bank Waiver”), in form and substance satisfactory to the Representatives, signed by Bank of the West, as lender under the Credit Agreement dated as of August 12, 2003 between Bank of the West and the Company, as amended (the “Credit Agreement”), pursuant to which Bank of the West has waived any breach or default under the Credit Agreement arising as a result of the transactions referred to in this Agreement, and (ii) the written consents, in form and substance satisfactory to the Representatives, signed by Harrison & Turner and Griswold Industries (together, the “Landlords”) pursuant to which each Landlord has provided its consent to the transactions contemplated by this Agreement, as required, pursuant to the Company’s lease agreements with the Landlords (collectively, the “Lease Consents”).
     (n) Conditions to Purchase of Option Securities. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities on any Option Closing Date that is after the Closing Date, the obligations of the several Underwriters to purchase the applicable Option Securities shall be subject to the conditions specified in the introductory paragraph of this Section 5 and to the further condition that, at the applicable Option Closing Date, the Representatives shall have received:
     (1) Officers’ Certificate. A certificate, dated such Option Closing Date, to the effect set forth in, and signed by two of the officers specified in, Section 5(d) hereof, except that the references in such certificate to the Closing Date shall be changed to refer to such Option Closing Date.
     (2) Opinion and Negative Assurance Letter of Counsel for Company. The favorable opinion and negative assurance letter of Latham & Watkins LLP, Company Counsel, in form and substance satisfactory to counsel for the Underwriters, dated such Option Closing Date, relating to the Option Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion and negative assurance letter required by Section 5(b) hereof.
     (3) Opinion of Counsel for Underwriters. The favorable opinion of Sidley Austin Brown & Wood LLP, counsel for the Underwriters, dated such Option Closing Date, relating to the Option Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(c) hereof.
     (4) Bring-down Comfort Letter. A letter from each of Deloitte & Touche LLP and Moss Adams LLP, in form and substance satisfactory to the Representatives and dated such Option Closing Date, substantially in the same form and substance as the respective letters furnished to the Representatives pursuant to Section 5(f) hereof, except that the “specified date” in the respective letters furnished pursuant to this paragraph shall be a date not more than five days prior to such Option Closing Date.
     (5) Opinion of Counsel for Selling Stockholders. The favorable opinions of Bainbridge Law Group, P.C. and Kent G. Snyder, Esq., counsel for the Selling Stockholders, dated such Option Closing Date, relating to the Option Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinions required by Section 5(j) hereof.
     (6) Certificate of Selling Stockholders. A certificate, dated such Option Closing Date, signed by an Attorney-in-Fact on behalf of the Selling Stockholders, to the effect set forth in Section 5(k) hereof, except that the references in such certificate to the Closing Date shall be changed to refer to such Option Closing Date.
     (o) Additional Documents. At the Closing Date and at each Option Closing Date, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained in this Agreement; and all proceedings taken by the Company and the Selling Stockholders in connection with the sale of the Securities as herein contemplated and in connection with the other transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.
     (p) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on an Option Closing Date which is after the Closing Date, the obligations of the several Underwriters to purchase the relevant Option Securities, may be terminated by the Representatives by notice to the Company and the Selling Stockholders at any time on or prior to Closing Date or such Option Closing Date, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 1, 6, 7 and 8 hereof shall survive any such termination and remain in full force and effect.
     SECTION 6. Indemnification.
     (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:
     (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, (A) arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(e) below) any such settlement is effected with the written consent of the Company; and
     (iii) against any and all expense whatsoever, as incurred (including, subject to Section 6(d) below, the fees and disbursements of counsel chosen by Wachovia), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above, provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through Wachovia expressly for use in the Registration Statement (or any amendment thereto), or in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto).
     (b) Indemnification by Selling Stockholders. Each Selling Stockholder, severally and not jointly, agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, the Company, its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information relating to such Selling Stockholder (including, without limitation, the information with respect to such Selling Stockholder’s Securities and any other shares of Common Stock or other securities of the Company which are owned or held by such Selling Stockholder) furnished or confirmed (in each case orally or in writing) to the Company by or on behalf of such Selling Stockholder expressly for use in the Registration Statement (or any amendment thereto) or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto); provided, however, that the liability under this subsection (b) of any Selling

Stockholder shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to such Selling Stockholder from the sale of Securities sold by such Selling Stockholder hereunder.
     (c) Indemnification by Underwriters. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through Wachovia expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or the Prospectus (or any amendment or supplement thereto).
     (d) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. Counsel to the indemnified parties shall be selected as follows: counsel to the Underwriters and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall be selected by Wachovia; counsel to the Selling Stockholders shall be selected by those Selling Stockholders who agreed to sell a majority of the Initial Securities to be sold by all of the Selling Stockholders in this offering; and, counsel to the Company, its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for the Underwriters and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for the Selling Stockholders, and the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for the Company, its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, in each case in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
     (e) Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.
     (f) Other Agreements with Respect to Indemnification and Contribution. The provisions of this Section 6 and in Section 7 hereof shall not affect any agreements among the Company and the Selling Stockholders with respect to indemnification of each other or contribution between themselves.
     SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholders on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
     The relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Selling Stockholders and the total underwriting discounts and commissions received by the Underwriters for the Securities, as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Securities as set forth on such cover.
     The relative fault of the Company and the Selling Stockholders on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company, the Selling Stockholders and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
     Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.
     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial Securities set forth opposite their respective names in Exhibit A hereto and not joint.
     SECTION 8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries or signed by or on behalf of any Selling Stockholder submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the Company, or by or on behalf of any Selling Stockholder, and shall survive delivery of the Securities to the Underwriters.
     SECTION 9. Termination of Agreement.
     (a) Termination; General. The Representatives may terminate this Agreement, by notice to the Company and the Selling Stockholders, at any time on or prior to Closing Date

(and, if any Option Securities are to be purchased on an Option Closing Date which occurs after the Closing Date, the Representatives may terminate the obligations of the several Underwriters to purchase such Option Securities, by notice to the Company and the Selling Stockholders set forth in Exhibit E, at any time on or prior to such Option Closing Date) (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the Nasdaq National Market, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the NASD or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or in Europe, or (iv) if a banking moratorium has been declared by either Federal or New York authorities.
     (b) Liabilities. If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 hereof shall survive such termination and remain in full force and effect.
     SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Date or an Option Closing Date to purchase the Securities which it or they are obligated to purchase under this Agreement on such date (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:
     (a) if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters; or
     (b) if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement or, with respect to any Option Closing Date which occurs after the Closing Date, the obligation of the Underwriters to purchase and of the Selling Stockholders to sell the Option Securities that were to have been purchased and sold on such Option Closing Date, shall terminate without liability on the part of any non-defaulting Underwriter.
     No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.
     In the event of any such default which does not result in a termination of this Agreement or, in the case of an Option Closing Date which is after the Closing Date, which does not result in a termination of the obligation of the Underwriters to purchase and the Selling Stockholders named in Exhibit E hereto to sell the relevant Option Securities, as the case may be, the Representatives shall have the right to postpone Closing Date or the relevant Option Closing Date, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.
     SECTION 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Representatives at Wachovia Capital Markets, LLC, 7 St. Paul Street, Baltimore, Maryland 21202, Attention of Michael Cummings; notices to the Company shall be directed to it at 1740 Monrovia Avenue, Costa Mesa, California 92627, Attention of the Chief Financial Officer; and notices to the Selling Stockholders shall be directed to them in care of Douglas P. Collier, as Attorney-in-Fact at 1740 Monrovia Avenue, Costa Mesa, California 92627, with a copy to Bainbridge Law Group, P.C., 4 San Joaquin Plaza, Suite 350, Newport Beach, California, 92660, Attention of Daniel L. Pelekoudas, Esq.
     SECTION 12. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company and the Selling Stockholders and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and the Selling Stockholders and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and the Selling Stockholders and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.
     SECTION 13. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

     SECTION 14. Effect of Headings. The Section and Exhibit headings herein are for convenience only and shall not affect the construction hereof.
     SECTION 15. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:
     “Commission” means the Securities and Exchange Commission.
     “Company Documents” means any contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, leases or other instruments or agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject.
     “EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval System.
     “GAAP” means generally accepted accounting principles.
     “Initial Registration Statement” means the Company’s registration statement on Form S-1 (Registration No. 333-129659), as amended (if applicable), at the time it became effective, including the Rule 430A Information.
     “Lien” means any security interest, mortgage, pledge, lien, encumbrance, claim or equity.
     “NASD” means the National Association of Securities Dealers, Inc.
     “Organizational Documents” means (a) in the case of a corporation, its charter and bylaws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.
     “Preferred Stock” means the Company’s preferred stock, par value $0.001 per share.
     “preliminary prospectus” means any prospectus used in connection with the offering of the Securities that was used before the Initial Registration Statement became effective, or that was used after such effectiveness and prior to the execution and delivery of this Agreement, or that omitted the Rule 430A Information or that was captioned “Subject to Completion”.

“Registration Statement” means the Initial Registration Statement; provided that, if a Rule 462(b) Registration Statement is filed with the Commission, then the term “Registration Statement” shall also include such Rule 462(b) Registration Statement.
“Repayment Event” means any event or condition which gives the holder of any bond, note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
“Rule 424(b),” “Rule 430A” and “Rule 462(b)” refer to such rules under the 1933 Act.
“Rule 430A Information” means the information included in the Prospectus that was omitted from the Initial Registration Statement at the time it became effective but that is deemed to be a part of the Initial Registration Statement at the time it became effective pursuant to Rule 430A.
“Rule 462(b) Registration Statement” means a registration statement filed by the Company pursuant to Rule 462(b) for the purpose of registering any of the Securities under the 1933 Act, including the Rule 430A Information.
“Subject Instruments” means any Company Documents that are filed as exhibits to the Registration Statement, or any amendment thereto, pursuant to Item 601(b)(10) of Regulation S-K of the Commission.
“1933 Act” means the Securities Act of 1933, as amended.
“1933 Act Regulations” means the rules and regulations of the Commission under the 1933 Act.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“1934 Act Regulations” means the rules and regulations of the Commission under the 1934 Act.
“1940 Act” means the Investment Company Act of 1940, as amended.
     All references to the Registration Statement, the Initial Registration Statement, any Rule 462(b) Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to EDGAR.
[Signature Page Follows]

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company and the Selling Stockholders a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company and the Selling Stockholders in accordance with its terms.

Very truly yours,

VOLCOM, INC., a Delaware corporation

By

Name: Title:

THE COLLIER FAMILY TRUST
TROY C. ECKERT
TERJE HAAKONSEN
TUCKER HALL
NEIL HARRISON
MALCOLM TRUST
THE MCELROY FAMILY TRUST
RICHARD AND LAURIE MORRISON
  FAMILY TRUST DATED MAY 10, 1993
MORRISON 1997 CHARITABLE
  REMAINDER TRUST
TOM D. RUIZ
JASON W. STERIS
RENÉ R. WOOLCOTT
RICHARD WOOLCOTT

By

Name: Title: Attorney-in-Fact

CONFIRMED AND ACCEPTED, as of the date first above written:

WACHOVIA CAPITAL MARKETS, LLC D.A. DAVIDSON & CO. PIPER JAFFRAY & CO.

By: WACHOVIA CAPITAL MARKETS, LLC

By

Authorized Signatory
For themselves and as Representative of the Underwriters named in Exhibit A hereto.

EXHIBIT A

Number of
Initial
Name of Underwriter	Securities
Wachovia Capital Markets, LLC
D.A. Davidson & Co.
Piper Jaffray & Co.

Total

A-1

EXHIBIT B
LIST OF DIRECTORS AND OFFICERS

Richard R. Woolcott	President, Chief Executive Officer and Director*

Douglas P. Collier	Chief Financial Officer, Secretary and Treasurer

Jason W. Steris	Chief Operating Officer*

Tom D. Ruiz	Vice President of Sales*

Troy C. Eckert	Vice President of Marketing*

Neil Harrison	Vice President, Design Director*

René R. Woolcott	Chairman of the Board of Directors*

Seth Hoby Darling	Vice President of Strategic Development and General Counsel

Douglas S. Ingram	Director

Anthony M. Palma	Director

Joseph B. Tyson	Director

Carl W. Womack	Director

Kevin G. Wulff	Director

*	This person is not required to execute a lock-up agreement pursuant to Section 1(a)(23) of this Agreement. However, if this person is a Selling Stockholder, this person is subject to the restrictions on resale and other restrictions set forth in Section 1(b)(11) of this Agreement.

B-1

EXHIBIT C
FORM OF LOCK-UP AGREEMENT
VOLCOM, INC.
●, 2005
Wachovia Capital Markets, LLC
As Representative of the several Underwriters
7 St. Paul Street
Baltimore, Maryland 21202
Ladies and Gentlemen:
     This agreement (this “Agreement”) is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) among Volcom, Inc. (previously known as Stone Boardwear, Inc.) (together, the “Company”), Wachovia Capital Markets, LLC, as representative or one of the representatives of a group of underwriters (the “Underwriters”) to be named therein, and the other parties thereto (if any), relating to an underwritten public offering (the “Public Offering”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company.
     In order to induce the Underwriters to enter into the Underwriting Agreement, the undersigned agrees that the undersigned will not, without the prior written consent of Wachovia Capital Markets, LLC on behalf of the Underwriters, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of Common Stock, preferred stock, par value $0.001 per share (“Preferred Stock”), or other capital stock of the Company or any securities convertible into or exercisable or exchangeable for any such Common Stock, Preferred Stock or other capital stock (whether owned by the undersigned at the date of this Agreement or subsequently acquired by the undersigned) (collectively, “Securities”), or publicly announce an intention to effect any such transaction, for a period beginning on and including the date of the final prospectus relating the Public Offering (the “Prospectus”) through and including the date which is 90 days after the date of the Prospectus.
     If (1) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or discloses material news or a material event relating to the Company occurs or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, then the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, the disclosure of material news or the occurrence of the material event, as applicable.
     The foregoing restrictions shall not apply to (a) the shares of Common Stock proposed to be sold pursuant to the Underwriting Agreement, or (b) transactions relating to Securities acquired in open market transactions after the closing date of the Public Offering, or (c) the establishment of a Securities trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provided that such plan is approved in advance by Wachovia Capital Markets, LLC and provided further that no transfers occur under such plan during the 90-day restricted period referred to herein (as the same may be extended as described above), or (d) transfers of Securities as a bona fide gift or gifts, or by will or intestacy, to any member of the undersigned’s immediate family, to a trust the beneficiaries of which are exclusively the undersigned or members of the undersigned’s immediate family, or to charitable or educational organizations, or (e) distributions of Securities to limited partners, limited liability company members or stockholders of the undersigned, or (f) distributions of Securities by a trust to its beneficiaries; provided, however, that in the case of any transfer pursuant to clauses (d), (e) or (f), (i) the undersigned provides written notice of such transfer to Wachovia Capital Markets, LLC no later than three business days prior to such transfer, (ii) the transferee executes and delivers to Wachovia Capital Markets, LLC, not later than one business day prior to such transfer, an agreement, in form and substance reasonably satisfactory to Wachovia Capital Markets, LLC and in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the undersigned), (iii) neither the undersigned nor the transferee shall publicly disclose the transfer, except to the extent required by law and (iv) the undersigned shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the Securities Exchange Act of 1934 reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period referred to herein (as the same may be extended as described above). For purposes of this paragraph, “immediate family” shall mean a spouse, lineal descendent, father, mother, brother or sister of the undersigned.
     In addition, the undersigned agrees that, without the prior written consent of Wachovia Capital Markets, LLC on behalf of the Underwriters, it will not, during the period beginning on and including the date hereof through and including the date which is 90 days after the date of the Prospectus (as the same may be extended as described above), make any demand for or exercise any right with respect to, the registration of any Securities. The undersigned hereby waives any and all notice requirements and rights with respect to the registration of any securities pursuant to any agreement, instrument, understanding or otherwise, including any registration rights agreement or similar agreement, to which the undersigned is a party or under which the undersigned is entitled to any right or benefit, provided that such waiver shall apply only to the public offering of Common Stock pursuant to the Underwriting Agreement and the registration statement filed under the Securities Act of 1933, as amended, in connection therewith. The undersigned hereby agrees that, to the extent that the terms of this Agreement conflict with or are in any way inconsistent with any investor or registration rights agreement or warrant to which the undersigned may be a party, this Agreement supersedes such registration rights agreement.

     The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Securities unless transferred in compliance with the restrictions set forth in this Agreement. Without limiting the restrictions herein, any transfer of the undersigned’s Securities shall remain at all times subject to applicable securities laws, including without limitation, the resale restrictions imposed by Rule 144 promulgated under the Securities Act of 1933, as amended.
     The undersigned understands that the Company and the Underwriters are relying upon this Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.
     This agreement shall be governed by and construed in accordance with the laws of the State of New York.
     Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters. This Agreement shall automatically terminate upon the earliest to occur, if any, of: (a) the date that the Company advises Wachovia Capital Markets, LLC in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Public Offering; or (b) termination of the Underwriting Agreement prior to the Closing Date (as defined in the Underwriting Agreement).
[Signature Page Immediately Follows]

     In witness whereof, the undersigned has executed and delivered this Agreement as of the date first set forth above.

Very truly yours,

Signature

Print Name

EXHIBIT D

Number of Initial
Securities to be Sold
Selling Stockholders:
The Collier Family Trust
Troy C. Eckert
Terje Haakonsen
Tucker Hall
Neil Harrison
Malcolm Trust
The McElroy Family Trust
Richard and Laurie Morrison Family Trust dated May 10, 1993
Morrison 1997 Charitable Remainder Trust
Tom D. Ruiz
Jason W. Steris
René R. Woolcott
Richard Woolcott

Total

D-1

EXHIBIT E

Number of Option
Securities Which
May Be Sold
Selling Stockholders:
Malcolm Trust
René R. Woolcott.
Richard Woolcott.

Total

E-1